Exhibit 99.1

Chart Industries Reports 2017 Third Quarter Results

Atlanta, Georgia - October 26, 2017 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the third quarter ended September 30, 2017. Highlights include:

•	Reported EPS of $0.05 and adjusted EPS of $0.30 reflecting improved margin and SG&A cost structure

•	Gross margin as a percent of sales of 29.3% increased 280 basis points sequentially from the second quarter 2017; all segments’ gross margin as a percent of sales improved sequentially

•	Backlog of $390.6 million (excluding Hudson Products Corporation (“Hudson”)) increased 6% sequentially from the second quarter 2017 and 14% from December 31, 2016

•	Completed Hudson acquisition which added $6.1 million of sales and 20% operating income margin to the Energy & Chemicals (“E&C”) segment for the 10 day ownership period in the third quarter

•
Closed the VCT Vogel acquisition on August 31, 2017, expanding the Distribution & Storage (“D&S”) service and repair footprint in Europe; VCT Vogel is expected to add approximately $4 million in annual revenue at anticipated gross margins of approximately 50%

Net income for the third quarter of 2017 was $1.5 million or $0.05 per diluted share. Third quarter 2017 earnings would have been $0.30 per diluted share excluding $7.4 million of acquisition-related costs and $2.7 million of restructuring costs. This compares with net income of $2.8 million, or $0.09 per diluted share, for the second quarter of 2017, or $0.21 per diluted share on a comparable adjusted basis. Third quarter 2016 net income was $15.0 million, or $0.48 per diluted share. The third quarter of 2016 net income included the benefit of the BioMedical insurance settlement of $16.0 million.

The Hudson acquisition closed on September 20, 2017 and contributed $6.1 million in sales and $1.2 million in operating income to Chart in September. Hudson operating income included depreciation and amortization of $0.5 million in September. Total sales for the third quarter of 2017 increased to $240.5 million from $238.2 million in the second quarter of the year, and $203.9 million in the third quarter of 2016. Year over year revenue grew 18%, or 15% excluding Hudson and VCT Vogel sales.

Market and order activity continues to increase year to date, with $258.0 million in orders received in the quarter, inclusive of $3.8 million of orders from Hudson in the ten day Chart ownership period. This is our third consecutive quarter of sequential order growth for Chart. E&C orders in both the third quarter and the second quarter of 2017 were above $60 million, and BioMedical orders were up 7.3% sequentially over the second quarter of 2017 driven by demand for oxygen concentrators. Backlog excluding third quarter acquisitions increased to $390.6 million from $367.2 million at the end of the second quarter of 2017. We anticipate this sequential order trend will continue to increase through year end, with specific project orders expected in the E&C business and in D&S Asia related to LNG related product sales. The past two quarters of D&S Asia orders were the highest order quarters in the past nine quarters.

Natural gas demand in both petrochemical and LNG export projects continued to show strength in the third quarter. Specifically, activity related to equipment for cryogenic gas plant development has generated year-to-date orders of approximately $20 million for Chart brazed aluminum heat exchanger content and additional air cooled heat exchanger content.

Gross profit for the third quarter of 2017 was $70.4 million, or 29.3% of sales, which was unfavorably impacted by $0.3 million of restructuring costs. Gross profit included $2.2 million from Hudson. Gross profit for the second quarter of 2017 was $63.2 million, or 26.5% of sales, inclusive of $2.0 million of restructuring costs. The sequential increase in gross margin dollars and percent of sales was driven by each of the three segments beginning to see the benefits from restructuring actions taken. E&C gross margin improved sequentially from 13.3% in the second quarter to 18.6% in the third quarter of 2017 inclusive of 260 basis points from Hudson. The strength in gross margin was driven in part by the first full quarter of benefits from restructuring, and additional LNG front-end engineering design projects. D&S third quarter gross margin as a percent of sales of 29.1% sequentially increased 340 basis points over the second quarter of 2017. Continued improvement in D&S cost structure from reductions in force taken this year combined with D&S European operational improvements contributed to the sequential increase. BioMedical third quarter gross margin as a percent of sales of 38.7% increased sequentially by 150 basis points, from 37.2% in the second quarter of 2017. This reflects the reduced cost structure from the completion of the Buffalo, New York respiratory facility consolidation.

Gross profit for the third quarter of 2016 was $69.6 million, or 34.1% of sales, which was favorably impacted by the BioMedical insurance recovery ($15.2 million impacted gross margin).

Selling, general and administrative ("SG&A") expenses for the third quarter of 2017 were $56.7 million, inclusive of $7.4 million of acquisition related costs, $2.4 million of restructuring costs, and $0.6 million of SG&A for Hudson. SG&A for the second quarter of 2017 was $50.2 million, inclusive of $3.0 million of restructuring costs and $1.0 million of acquisition related costs. Additionally, SG&A in the second quarter of 2017 included a $1.6 million benefit from the adjustment of a prior acquisition earnout. Adjusting for these items, sequential SG&A is reduced 2% from the second quarter 2017. SG&A is expected to continue to reduce on a normalized basis in the fourth quarter of 2017 and into 2018.

“The Hudson and VCT Vogel acquisitions are strategic additions to our E&C and D&S segments, and we are pleased with the expanded aftermarket and service exposure that each brings, as well as the continued financial strength each has demonstrated” stated Bill Johnson, Chart’s Chief Executive Officer and President. “Additionally, the results of our focused restructuring efforts are beginning to be seen both in improved gross margin and reduced SG&A. We expect continued sequential improvement in our SG&A cost structure, and incremental operating income improvement given our year to date order trends and current backlog levels.”

Cash and cash equivalents of $124.7 million at September 30, 2017 compares to $234.4 million at June 30, 2017.  The Hudson acquisition was funded with $160.0 million of cash on hand, and $300.0 million from our existing $450 million revolving credit facility, given the purchase of the Hudson cash as part of the deal consideration.  The VCT Vogel acquisition had an estimated purchase price of approximately $4 million, and was funded with cash on hand.  Included in our cash as of September 30, 2017 is $43 million of Hudson cash.

SEGMENT HIGHLIGHTS
Third quarter orders in E&C were $65.9 million, inclusive of $3.8 million from Hudson. This is the second quarter in a row with E&C order levels above $60 million. Prior to the second quarter of 2017, the last time E&C had order levels above $60 million was the third quarter of 2015. The natural gas and petrochemical markets continue to be strong, and LNG FEED and engineering activities are picking up. E&C segment sales of $46.6 million ($40.5 million excluding Hudson) were organically flat to the second quarter of 2017 and up 71% versus the third quarter of 2016 (excluding Hudson). E&C gross margin of $8.7 million included $2.2 million from Hudson. SG&A of $7.4 million includes $0.6 million of Hudson SG&A. SG&A excluding Hudson is down both sequentially from the second quarter of 2017 by $0.6 million and from the third quarter of 2016 by $0.3 million. SG&A reflects the completed cost reduction activities, and is expected to be sequentially lower in the fourth quarter excluding the impact of the Hudson acquisition.

D&S sales increased $1.8 million to $139.3 million compared to the second quarter of 2017, and $12.6 million compared to the third quarter of 2016. U.S. Packaged Gas, China industrial gas trailers and vaporization stations drove the favorability compared to both the prior quarter and the prior year. We anticipate the order and sales trend to continue to increase sequentially in the fourth quarter. D&S SG&A of $18.6 million is up $1.7 million sequentially from the second quarter of 2017. The second quarter of 2017 included a $1.6 million benefit from the adjustment of a prior acquisition earnout.

Third quarter BioMedical sales of $54.7 million decreased from the second quarter sales of $60.7 million driven primarily by the Cryobiological strength in the second quarter returning to a normal level in the third quarter. BioMedical gross profit margin of 38.7% in the quarter was an improvement over the second quarter’s 37.2% gross margin as a percent of sales. The sequential increase in gross margin from the second quarter of 2017 reflects the benefits in cost structure from the consolidation of the respiratory manufacturing in Buffalo, NY to Ball Ground, GA.

OUTLOOK
The following guidance includes the expected 2017 impact from the Hudson and VCT Vogel acquisitions. Sales guidance is expected to be in the range of $940 million to $975 million. Prior sales guidance was $875 million to $925 million, excluding Hudson and VCT Vogel. We expect full year adjusted earnings per diluted share (non-GAAP) to be in the range of $0.75 to $0.90 per share, on approximately 31.3 million weighted average shares outstanding. This excludes any restructuring costs and acquisition-related costs, and as such is a non-GAAP measure. Adjusted earnings per diluted share (non-GAAP) guidance previously was $0.65 to $0.80. We expect our capital expenditures for 2017 will remain in the previously communicated range of $35 million to $45 million, inclusive of Hudson and VCT Vogel.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include those found in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully, as well as risks and uncertainties related to the integration of the Hudson and VCT Vogel businesses with the Company’s. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the

United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. See the last page of this news release for a reconciliation of adjusted earnings per diluted share, a non-GAAP measure included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its third quarter 2017 results on a conference call on Thursday, October 26, 2017 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 93113662. The telephone replay will be available beginning 1:30 p.m. ET, Thursday, October 26, 2017 until 1:30 p.m. ET, Thursday, November 2, 2017.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Financial Officer
770-721-7739
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2017	September 30, 2016	June 30, 2017	September 30, 2017	September 30, 2016
Sales	$240,531	$203,930	$238,213	$682,839	$644,782
Cost of sales	170,129	134,307	174,998	493,562	435,507
Gross profit	70,402	69,623	63,215	189,277	209,275
Selling, general, and administrative expenses (1) (2)	56,714	45,430	50,205	159,346	143,862
Amortization expense	3,240	2,912	3,075	9,301	9,156
Asset impairments	—	1,217	—	—	1,217
Operating expenses	59,954	49,559	53,280	168,647	154,235
Operating income (1) (2) (3) (4) (5) (6)	10,448	20,064	9,935	20,630	55,040
Other expenses:
Interest expense, net	4,828	4,291	3,839	13,045	12,556
Financing costs amortization	321	321	321	963	963
Foreign currency loss	1,286	4	240	1,790	117
Other expenses, net	6,435	4,616	4,400	15,798	13,636
Income before income taxes	4,013	15,448	5,535	4,832	41,404
Income tax expense	1,907	1,764	2,203	2,346	12,829
Net income	2,106	13,684	3,332	2,486	28,575
Less: Income (loss) attributable to noncontrolling interests, net of taxes	596	(1,341)	549	1,105	(2,952)
Net income attributable to Chart Industries, Inc.	$1,510	$15,025	$2,783	$1,381	$31,527
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.05	$0.49	$0.09	$0.04	$1.03
Diluted	$0.05	$0.48	$0.09	$0.04	$1.02
Weighted average number of common shares outstanding:
Basic	30,755	30,585	30,727	30,726	30,578
Diluted	31,311	31,064	31,280	31,288	30,940
_______________

(1)	Includes acquisition-related expenses of $7,445 and $1,009 for the three months ended September 30, 2017 and June 30, 2017, respectively.

(2)	Includes acquisition-related expenses of $8,587 for the nine months ended September 30, 2017.

(3)	Includes depreciation expense of $6,938, $6,507, and $6,245 for the three months ended September 30, 2017, September 30, 2016, and June 30, 2017, respectively.

(4)	Includes restructuring costs of $2,749, $305, and $5,042 for the three months ended September 30, 2017, September 30, 2016, and June 30, 2017, respectively.

(5)	Includes depreciation expense of $19,358 and $19,449 for the nine months ended September 30, 2017 and 2016, respectively.

(6)	Includes restructuring costs of $12,417 and $6,303 for the nine months ended September 30, 2017 and 2016 respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2017	September 30, 2016	June 30, 2017	September 30, 2017	September 30, 2016
Net Cash Provided By (Used In) Operating Activities	$20,424	$59,763	$(4,087)	$17,537	$146,592
Investing Activities
Capital expenditures	(6,650)	(3,993)	(8,371)	(23,407)	(13,411)
Proceeds from sale of assets	185	—	740	925	—
Government grants	131	443	131	407	1,055
Acquisition of businesses, net of cash acquired	(422,842)	—	—	(446,004)	(1,383)
Net Cash Used In Investing Activities	(429,176)	(3,550)	(7,500)	(468,079)	(13,739)
Financing Activities
Borrowings on revolving credit facilities	300,000	—	—	302,176	3,820
Repayments on revolving credit facilities	—	(2,245)	(1,470)	(5,097)	(6,061)
Borrowings on term loan	—	—	—	—	13,167
Repayments on term loan	—	—	—	—	(1,508)
Proceeds from exercise of options	196	9	829	1,057	26
Excess tax benefits from share-based compensation	—	—	—	—	54
Common stock repurchases	(111)	(15)	(49)	(1,954)	(658)
Net Cash Provided By (Used In) Financing Activities	300,085	(2,251)	(690)	296,182	8,840
Effect of exchange rate changes on cash	1,244	156	2,883	4,854	1,875
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(107,423)	54,118	(9,394)	(149,506)	143,568
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	240,866	159,054	250,260	282,949	123,708
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD	$133,443	$213,172	$240,866	$133,443	$267,276

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$124,658	$281,959
Accounts receivable, net	195,785	142,762
Inventories, net	213,590	169,683
Other current assets	88,168	58,573
Property, plant, and equipment, net	293,145	251,049
Goodwill	457,481	217,970
Identifiable intangible assets, net	298,878	93,443
Other assets	21,318	17,643
TOTAL ASSETS	$1,693,023	$1,233,082

LIABILITIES AND EQUITY
Current liabilities	$550,455	$261,534
Long-term debt	304,012	233,711
Other long-term liabilities	106,148	39,160
Equity	732,408	698,677
TOTAL LIABILITIES AND EQUITY	$1,693,023	$1,233,082

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2017	September 30, 2016	June 30, 2017	September 30, 2017	September 30, 2016
Sales
Energy & Chemicals	$46,588	$23,711	$40,018	$126,473	$122,865
Distribution & Storage	139,281	126,646	137,518	390,057	363,743
BioMedical	54,662	53,573	60,677	166,309	158,174
Total	$240,531	$203,930	$238,213	$682,839	$644,782
Gross Profit (1)
Energy & Chemicals	$8,682	$1,803	$5,327	$22,434	$39,147
Distribution & Storage	40,542	33,429	35,327	106,417	96,074
BioMedical	21,178	34,391	22,561	60,426	74,054
Total	$70,402	$69,623	$63,215	$189,277	$209,275
Gross Profit Margin
Energy & Chemicals	18.6%	7.6%	13.3%	17.7%	31.9%
Distribution & Storage	29.1%	26.4%	25.7%	27.3%	26.4%
BioMedical	38.7%	64.2%	37.2%	36.3%	46.8%
Total	29.3%	34.1%	26.5%	27.7%	32.5%
Operating Income (Loss) (1) (2) (3)
Energy & Chemicals	$329	$(5,736)	$(2,568)	$(2,420)	$14,190
Distribution & Storage	21,016	14,715	16,577	49,186	37,550
BioMedical	9,539	20,916	9,848	24,387	38,120
Corporate (4) (5)	(20,436)	(9,831)	(13,922)	(50,523)	(34,820)
Total	$10,448	$20,064	$9,935	$20,630	$55,040
Operating Margin (Loss)
Energy & Chemicals	0.7%	(24.2)%	(6.4)%	(1.9)%	11.5%
Distribution & Storage	15.1%	11.6%	12.1%	12.6%	10.3%
BioMedical	17.5%	39.0%	16.2%	14.7%	24.1%
Total	4.3%	9.8%	4.2%	3.0%	8.5%
_______________

(1)
During the third quarter of 2016, the Company recovered for breaches of representations and warranties primarily related to warranty costs for certain product lines acquired in the 2012 acquisition of AirSep Corporation under the related representation and warranty insurance.  For the three months ended September 30, 2016, this reduced our BioMedical segment’s cost of sales by $15,145 and Corporate SG&A expenses by $859, net of associated legal fees.  For the nine months ended September 30, 2016, this reduced our BioMedical segment’s cost of sales by $15,145 and Corporate SG&A expenses by $376, net of associated legal fees recorded in the first nine months of 2016.

(2)	Includes restructuring costs of $2,749, $305, and $5,042 for the three months ended September 30, 2017, September 30, 2016, and June 30, 2017, respectively.

(3)	Includes restructuring costs of $12,417 and $6,303 for the nine months ended September 30, 2017 and 2016 respectively.

(4)	Includes acquisition-related expenses of $7,445 and $1,009 for the three months ended September 30, 2017 and June 30, 2017, respectively.

(5)	Includes acquisition-related expenses of $8,587 for the nine months ended September 30, 2017.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	September 30, 2017	September 30, 2016	June 30, 2017
Orders
Energy & Chemicals (1)	$65,939	$27,889	$64,630
Distribution & Storage	134,145	121,010	134,037
BioMedical	57,870	52,347	53,924
Total	$257,954	$201,246	$252,591

	As of
	September 30, 2017	September 30, 2016	June 30, 2017
Backlog
Energy & Chemicals (2)	$234,605	$113,482	$122,749
Distribution & Storage	222,966	246,197	224,993
BioMedical	23,171	24,751	19,434
Total	$480,742	$384,430	$367,176
_______________

(1)	E&C orders for the three months ended September 30, 2017 includes $3.8 million in orders related to Hudson.

(2)	E&C backlog as of September 30, 2017 includes $90.2 million related to Hudson and approximately $40 million related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME PER DILUTED SHARE TO ADJUSTED NET INCOME PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	September 30, 2017	September 30, 2016 (1)	June 30, 2017
Net income per diluted share as reported (U.S. GAAP)	$0.05	$0.48	$0.09
Asset impairments	—	0.04	—
Acquisition-related costs	0.18	—	0.02
Restructuring costs	0.07	0.01	0.10
Adjusted net income per diluted share (non-GAAP)	$0.30	$0.53	$0.21
_______________

(1)
During the third quarter of 2016, the Company recovered for breaches of representations and warranties primarily related to warranty costs for certain product lines acquired in the 2012 acquisition of AirSep Corporation under the related representation and warranty insurance.  For the three months ended September 30, 2016, this reduced our BioMedical segment’s cost of sales by $15,145 and Corporate SG&A by $859, net of associated legal fees, representing $0.52 per share.

Adjusted net income per diluted share is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted net income per share facilitates useful period-to-period comparisons of the Company’s financial results and this information is used by the Company in evaluating internal performance. Chart’s calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.